Exhibit (d)(8)

LIMITED GUARANTEE

This Limited Guarantee (this “Limited Guarantee”) is made this 4th day of February, 2015, by Insight Venture Partners (Cayman) IX, L.P., a Cayman limited partnership (including its successors and assigns, the “Guarantor”), in favor of E2open, Inc., a Delaware corporation (the “Guaranteed Party”). Reference is hereby made to the Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Eagle Parent Holdings, LLC, a newly-formed Delaware limited liability company (“Parent”), Eagle Acquisition Sub, Corp., a newly-formed Delaware corporation that is a wholly-owned subsidiary of Parent (“Acquisition Sub”), and the Guaranteed Party. Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Merger Agreement.

1. Limited Guarantee. To induce the Guaranteed Party to enter into the Merger Agreement, the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party the due and punctual payment of, on the terms and subject to the conditions hereof and of the Merger Agreement the Guarantor’s Pro Rata Portion (as defined below) of Parent’s and/or Acquisition Sub’s obligation (i) to pay actual damages incurred as a result of any knowing and intentional breach of the Merger Agreement by Parent or Acquisition Sub prior to a termination of the Merger Agreement by the Guaranteed Party pursuant to Section 9.1(b) or Section 9.1(c) thereof, and (ii) to fulfill obligations under the Merger Agreement prior to the Acceptance Time (for the avoidance of doubt, other than the obligations set forth in Sections 2 or 3), the cost and expense of which do not exceed $1,000,000 (collectively, the “Guaranteed Obligations”); provided that the maximum aggregate liability of the Guarantor hereunder shall not exceed the Maximum Amount, and the Guaranteed Party hereby agrees that (A) the Guarantor shall in no event be required to pay more than the Maximum Amount to any Person pursuant to, under or in respect of this Limited Guarantee, (B) under no circumstances shall the Guarantor be liable for exemplary or punitive damages relating to, arising out of, or in connection with the Merger Agreement or this Limited Guarantee and (C) the Guarantor shall not have any obligation or liability to any Person (including, without limitation, to the Guaranteed Party’s equityholders, affiliates and subsidiaries) relating to, arising out of or in connection with this Limited Guarantee, the Merger Agreement or the Guarantor’s Commitment Letter (as defined below), other than as expressly set forth herein or in the Guarantor’s Commitment Letter. If Parent fails to discharge any Guaranteed Obligation when due, then all such Guaranteed Obligations shall, at the Guaranteed Party’s option, become immediately due and payable and the Guaranteed Party may, at any time and from time to time, at the Guaranteed Party’s option, take any and all actions available hereunder or under applicable Law to collect the Guaranteed Obligations; provided that, for the avoidance of doubt, the Guarantor and all other Guarantors under the other Limited Guarantees shall be liable on a several, and not joint, basis for their respective Pro Rata Share (as defined in the Limited Guarantee to which each such Guarantor is a party) of the Guaranteed Obligations. For purposes of this Limited Guarantee, the “Pro Rata Portion” shall equal 29.5544%. For purposes of this Limited Guarantee, the “Maximum Amount” shall equal $83,528,852.43 less any amounts funded by the Guarantor under the Equity Commitment Letter and, without duplication, less the Pro Rata Portion of the amount of any Guaranteed Obligations actually satisfied by Parent or Acquisition Sub.

2. Terms of Limited Guarantee.

(a) This Limited Guarantee is an unconditional and continuing guarantee of payment, not of collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Limited Guarantee, irrespective of whether any action is brought against Parent, Acquisition Sub or any other Person or whether Parent, Acquisition Sub or any other Person is joined in any such action or actions; provided that no recovery may be obtained against the Guarantor under this Limited Guarantee unless an action or actions have also been brought against all other Guarantors under the other Limited Guarantees (except to the extent that the bringing of such action against any such other Guarantor is prohibited or stayed by any applicable Law or Order). The Guaranteed Party shall not release any of the other Guarantors from any obligations under any such Guarantor’s respective Limited Guarantee or amend or waive any provision thereof except to the extent the Guaranteed Party offers to release the Guarantor under this Limited Guarantee in the same proportion or to amend or waive the provisions of this Limited Guarantee in the same manner. Notwithstanding anything to the contrary contained in this Limited Guarantee or any other document, the obligations of the Guarantor under this Limited Guarantee and of the other Guarantors under the other Limited Guarantees shall be several and not joint. All payments hereunder shall be made in lawful money of the United States, in immediately available funds.

(b) The liability of the Guarantor under this Limited Guarantee shall, to the fullest extent permitted under applicable Law, be absolute, irrevocable and unconditional, irrespective of:

(i) the value, genuineness, validity, regularity, illegality or enforceability of the Merger Agreement, the letter agreement dated as of the date hereof between the Guarantor and Parent, pursuant to which the Guarantor has agreed to make a certain equity contribution to Parent (the “Guarantor’s Commitment Letter”), or any other agreement or instrument referred to herein or therein;

(ii) any release or discharge of any obligation of Parent or Acquisition Sub contained in the Merger Agreement resulting from any change in the limited liability company or corporate existence, as applicable, structure or ownership of Parent or Acquisition Sub, or any insolvency, bankruptcy, reorganization, liquidation or other similar proceeding affecting Parent or Acquisition Sub, or any other Person now or hereafter interested in the transactions contemplated by the Merger Agreement (“Interested Person”), other than as and if required by Section 2(a), or any of their respective assets;

(iii) any waiver, amendment or modification of, or consent to any departure from the terms of, the Merger Agreement, or the Guarantor’s Commitment Letter, or any change in the manner, place or terms of payment or performance of, any change or extension of the time of payment or performance of, or any renewal or alteration of any Guaranteed Obligation, any escrow arrangement or other security therefor, or any liability incurred directly or indirectly in respect thereof;

(iv) the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent, Acquisition Sub or the Guaranteed Party, whether in connection with any Guaranteed Obligation or otherwise;

(v) the failure of the Guaranteed Party to assert any claim or demand or enforce any right or remedy against Parent, Acquisition Sub, the Guarantor or any other Interested Person with respect to the Guaranteed Obligations, other than as and if required by Section 2(a) (including, without limitation, in the event any Person becomes subject to a bankruptcy, reorganization, insolvency, liquidation or similar proceeding);

(vi) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Guaranteed Obligations;

(vii) the addition, substitution or release of Parent, Acquisition Sub or any Interested Person with respect to the Guaranteed Obligations;

(viii) any lack of authority of any officer, director or any other person acting or purporting to act on behalf of Parent, Acquisition Sub or the Guarantor, or any defect in the formation of Parent, Acquisition Sub or the Guarantor; or

(ix) any other act or omission that may in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than as a result of payment of the Guaranteed Obligations in accordance with their terms);

other than in each case with respect to this Limited Guarantee, as expressly set forth in this Limited Guarantee, a breach by the Guaranteed Party of this Limited Guarantee. Notwithstanding any other provision of this Limited Guarantee to the contrary, the Guarantor may assert, as a defense to, or release or discharge of, any payment or performance by the Guarantor under this Limited Guarantee, any claim, set-off, deduction, defense or release that Parent or Acquisition Sub could assert against the Guaranteed Party, subject to the terms of the Merger Agreement, that would relieve Parent or Acquisition Sub, as applicable, of its obligations under the Merger Agreement (excluding any insolvency, bankruptcy, reorganization or other similar proceeding (or consequences of effects thereof) affecting Parent, Acquisition Sub or any other Interested Person).

(c) The Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Guaranteed Party upon this Limited Guarantee or acceptance of this Limited Guarantee. Without expanding the obligations of the Guarantor hereunder, the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guarantee, and all dealings between Parent, Acquisition Sub or the Guarantor, on the one hand, and the Guaranteed Party, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guarantee. Except as provided in Section 2(a), when pursuing any of its rights and remedies hereunder against the Guarantor, the Guaranteed Party shall be under no obligation to pursue (or elect among) such rights and remedies it may have against Parent, Acquisition Sub, any other

Guarantor or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Guaranteed Party to pursue (or elect among) such other rights or remedies or to collect any payments from Parent, Acquisition Sub or any such other Person or to realize upon or to exercise any such right of offset, and any release by the Guaranteed Party of Parent, Acquisition Sub or any such other Person or any right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of Law, of the Guaranteed Party, subject to the provisions of Section 2(b).

(d) The Guarantor irrevocably waives promptness, diligence, grace, acceptance hereof, presentment, demand, notice of non-performance, default, dishonor and protest, any other notice not provided for herein (except for notices to be provided to Parent and its counsel pursuant to the terms of the Merger Agreement or to the Guarantor and its counsel pursuant to the terms of its respective Commitment Letter), any right to require the marshalling of assets of Parent, Acquisition Sub or any other Interested Person, and any suretyship defense generally (other than with respect to this Limited Guarantee, as expressly set forth in this Limited Guarantee, a breach by the Guaranteed Party of this Limited Guarantee).

(e) The Guaranteed Party shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent, Acquisition Sub or any other Guarantor becomes subject to a bankruptcy, insolvency, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party in respect of any Guaranteed Obligation is rescinded or must otherwise be returned to Parent, Acquisition Sub, the Guarantor, or any other Person for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Guaranteed Obligation as if such payment had not been made so long as this Limited Guarantee has not terminated in accordance with its terms.

3. Sole Remedy; No Recourse.

(a) The Guaranteed Party acknowledges and agrees that the sole asset of Parent is cash in a de minimis amount and that there are no assets of Acquisition Sub and that no additional funds are expected to be contributed to Parent or Acquisition Sub unless and until the Acceptance Time occurs. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party further agrees that, except (i) pursuant to the Guaranteed Party’s rights against Guarantor (and not against any Related Person of the Guarantor) as a third-party beneficiary under the Guarantor’s Commitment Letter to the extent provided therein, (ii) pursuant to the Guaranteed Party’s rights against each other Guarantor (and not against any Related Person of such other Guarantor) as a third-party beneficiary under such other Guarantor’s respective Commitment Letter to the extent provided therein, (iii) for the Guaranteed Party’s rights against the Guarantor under this Limited Guarantee, (iv) for the Guaranteed Party’s rights against each other Guarantor under its respective Limited Guarantee, (v) for the Guaranteed Party’s remedies against Parent, Acquisition Sub and their respective successors or assignees under the Merger Agreement, and (vi) for remedies against the Guarantor, any other Guarantor or any of their respective affiliates under the Confidentiality Agreements, neither it nor any other Person (including, without limitation, the Guaranteed Party’s equityholders, affiliates and subsidiaries) has any right of recovery against, and no personal liability shall attach to, the Guarantor, any former, current or future director, officer, employee, agent or affiliate of the Guarantor, any former, current or future, direct or indirect holder of any equity interests or securities of the Guarantor (whether such holder is a limited or general partner, member, manager, stockholder or otherwise), any former, current or future assignee of the Guarantor, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate, controlling person, representative or assignee of any of the foregoing (each such Person, a “Related Person”) (provided that a Related Person shall not include any other Guarantor solely in its capacity as such under any other Commitment Letter or Limited Guarantee), relating to, arising out of, or in connection with this Limited Guarantee, the Guarantor’s Commitment Letter, the Merger Agreement or the transactions contemplated hereby and thereby, through Parent or otherwise, whether by or through attempted piercing of the corporate, limited liability company or limited partnership veil, by or through a claim by or on behalf of Parent against the Guarantor or any Related Person. Notwithstanding the foregoing, the Guaranteed Party shall be entitled to enforce the Equity Commitment Letter in accordance with the terms thereof. Recourse against the Guarantor under this Limited Guarantee, recourse against each other Guarantor under its respective Limited Guarantee, the Guaranteed Party’s third party beneficiary rights against each Guarantor under its respective Commitment Letter, remedies against Parent, Acquisition Sub and their respective assignees under the Merger Agreement and remedies against Parent, each Guarantor or any of their respective affiliates under their respective Confidentiality Agreements shall be the sole and exclusive remedy of (i) the Guaranteed Party and (ii) all of its equityholders, affiliates and subsidiaries against the Guarantor and any Related Person in respect of any liabilities or obligations arising under, or in connection with, this Limited Guarantee, the Guarantor’s Commitment Letter, the Merger Agreement or the transactions contemplated hereby and thereby, including, without limitation, by piercing the corporate, limited liability company or limited partnership veil or by a claim by or on behalf of Parent.

(b) The Guaranteed Party hereby covenants and agrees that it shall not institute and shall cause its controlled affiliates and subsidiaries not to institute, any proceeding or bring any other claim arising under, or in connection with, this Limited Guarantee, the Merger Agreement, the Guarantor’s Commitment Letter or the transactions contemplated hereby or thereby (or the failure of such to be consummated) against the Guarantor or any Related Person, except for (A) claims of the Guaranteed Party against the Guarantor under and in accordance with this Limited Guarantee, (B) claims of the Guaranteed Party against each Guarantor under and in accordance with its respective Limited Guarantee, (C) claims of the Guaranteed Party against Parent or Acquisition Sub under and in accordance with the Merger Agreement, (D) claims of the Guaranteed Party against each other Guarantor under and in accordance with its respective Confidentiality Agreement, (E) the exercise of the Guaranteed Party’s third party beneficiary rights under and in accordance with the Guarantor’s Commitment Letter and (F) the exercise of the Guaranteed Party’s third party beneficiary rights under and in accordance with the Commitment Letter of each other Guarantor, and the Guaranteed Party hereby, on behalf of itself and its controlled affiliates and subsidiaries, waives any and all claims arising under, or in connection with, the Merger Agreement, the Limited Guarantees, the Commitment Letters or, in each case, the transactions contemplated hereby or thereby against the Guarantor or any Related

Person and releases such Persons from such claims, in each case, except for claims described in clauses (A), (B), (C), (D), (E) and (F) of this sentence (each, a “Permitted Claim”). Nothing set forth in this Limited Guarantee shall affect or be construed to affect any liability of Parent or Acquisition Sub to the Guaranteed Party or shall confer or give or shall be construed to confer or give to any Person (including, without limitation, any Person acting in a representative capacity or any stockholder of the Guaranteed Party), other than the Guaranteed Party, any rights or remedies against any Person, including, without limitation, the Guarantor, except as expressly set forth herein.

4. Subrogation. The Guarantor will not exercise against Parent, Acquisition Sub or any other Interested Person any rights that it may now have or hereafter acquire against Parent, Acquisition Sub or any other Interested Person that arise from the existence, payment, performance, or enforcement of the Guaranteed Obligations under or in respect to this Limited Guarantee, including, without limitation, rights of subrogation or contribution, whether arising in equity, by contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency Laws) or otherwise, including, without limitation, the right to take or receive from Parent, Acquisition Sub or such other Interested Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Guaranteed Obligations have been indefeasibly paid in full in cash.

5. Termination. This Limited Guarantee shall terminate (and the Guarantor shall have no further obligations hereunder) upon the earliest to occur of (a) the Effective Time, (b) the payment in full of the Guaranteed Obligations and (c) the valid termination of the Merger Agreement in accordance with its terms (other than by the Guaranteed Party pursuant to Section 9.1(b) or Section 9.1(c) thereof). Notwithstanding the immediately preceding parenthetical, the obligations of the Guarantor hereunder shall expire automatically on the six-month anniversary of the date on which the Merger Agreement is validly terminated by the Guaranteed Party pursuant to Section 9.1(b) or Section 9.1(c) thereof (the “Fee Claim Period”); provided that, with respect to claims arising from lawsuits filed by the Guaranteed Party against Parent and/or the Guarantor prior to the end of the Fee Claim Period with respect to the Guaranteed Obligations, this Limited Guarantee shall not terminate upon the expiration or lapse of the Fee Claim Period, but shall continue, solely with respect to the subject matter of such lawsuits until such Guaranteed Obligations are satisfied in full or a court of competent jurisdiction has determined in a final non-appealable judgment that the Guaranteed Party is not entitled to any amounts. In the event that the Guaranteed Party or any of its controlled affiliates or subsidiaries expressly asserts in any Legal Proceeding relating to this Limited Guarantee (i) that the provisions hereof (including Section 1 hereof limiting the Guarantor’s aggregate liability to the Maximum Amount or Section 3 hereof relating to the sole and exclusive remedies (other than any Permitted Claim) of the Guaranteed Party and its equityholders, affiliates and subsidiaries against the Guarantor or any Related Person are illegal, invalid or unenforceable, in whole or in part, or (ii) any theory of liability against the Guarantor or any Related Person other than any Permitted Claim, then (x) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (y) if the Guarantor has previously made any payments under this Limited Guarantee, the Guaranteed Party shall be obligated to refund any such payments promptly and (z) neither the Guarantor nor any Related Person shall have any liability to the Guaranteed Party or any other Person with respect to this Limited Guarantee. Nothing herein shall affect the Guaranteed Party’s ability to claim that the Merger Agreement has not been validly terminated.

6. Continuing Guarantee. Unless terminated pursuant to the provisions of Section 5 hereof, this Limited Guarantee is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of, and be enforceable by, the Guaranteed Party and its successors, permitted transferees and permitted assigns; provided that notwithstanding anything to the contrary in this Limited Guarantee, the provisions of this Limited Guarantee that are for the benefit of any Related Person (including, without limitation, the provisions of Sections 3, 5, 12 and 13) shall indefinitely survive any termination of this Limited Guarantee for the benefit of the Guarantor and any Related Persons. All obligations to which this Limited Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

7. Entire Agreement. This Limited Guarantee, the Merger Agreement and the Guarantor’s Commitment Letter constitute the entire agreement with respect to the subject matter hereof and thereof, and supersede all other prior agreements and understandings, both written and oral, among Parent, Acquisition Sub and/or the Guarantor or any of their respective affiliates, on the one hand, and the Guaranteed Party or any of its affiliates, on the other hand, and this Limited Guarantee is not intended to and shall not confer upon any Person (including, without limitation, the Guaranteed Party’s equityholders, affiliates and subsidiaries) other than the parties hereto and any Related Person any rights or remedies.

8. Changes in Obligations; Certain Waivers. The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Guaranteed Obligations, and may also make any agreement with Parent or Acquisition Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of any agreement between the Guaranteed Party and Parent or Acquisition Sub, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee.

9. Acknowledgement. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits. The Guarantor acknowledges and agrees that each of the waivers set forth herein is made with the Guarantor’s full knowledge of its significance and consequences and made after the opportunity to consult with counsel of its own choosing, and that under the circumstances, the waivers are reasonable and not contrary to public policy or Law. If any of said waivers are determined to be contrary to any applicable public policy or Law, such waiver shall be effective only to the extent permitted by Law. The Guarantor hereby covenants and agrees that it shall not institute, and shall cause its controlled affiliates and subsidiaries not to institute, any proceeding asserting that this Limited Guarantee, or the transactions contemplated hereby (or the failure of such to be consummated) is illegal, invalid or unenforceable in accordance with its terms.

10. Amendments and Waivers. Any provision of this Limited Guarantee may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Guarantor and the Guaranteed Party. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

11. Counterparts. This Limited Guarantee may be executed in counterparts (including, without limitation, by facsimile or electronically transmitted signature pages), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile, portable document format or otherwise) to the other parties.

12. Notices. All notices required to be given hereunder, including, without limitation, service of process, shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), reliable national overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

if to the Guarantor:

Insight Venture Partners (Cayman) IX, L.P.

1114 Avenue of the Americas

36th Floor

New York, NY 10036

Attention: Blair Flicker

Facsimile No.: (212) 230-9272

E-mail: bflicker@insightpartners.com

with copies to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Facsimile: (212) 728-9266

Attention: Gordon R. Caplan

                  Morgan D. Elwyn

If to the Guaranteed Party, as provided in Section 10.2 of the Merger Agreement; or

to such other address as any party shall specify by prior written notice so given. Any party to this Limited Guarantee may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall toll the date by which any notice must be received until three (3) Business Days following receipt of an updated address.

13. Governing Law. This Limited Guarantee shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

14. Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Limited Guarantee, for and on behalf of itself or any of its properties or assets, in accordance with Section 12 or in such manner as may be permitted by applicable Law, and nothing in this Section 14 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court within the State of Delaware) in the event any dispute or controversy arises out of this Limited Guarantee or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Limited Guarantee or the transactions contemplated hereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Limited Guarantee or the transactions contemplated hereby in any court other than the aforesaid courts. Each of parties hereto agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

15. Representations and Warranties. The Guarantor hereby represents and warrants to the Guaranteed Party that (a) it is duly organized and validly existing under the Laws of its jurisdiction of organization; (b) it has all requisite limited partnership power and authority to enter into this Limited Guarantee and to consummate the transactions contemplated hereby; (c) the execution and delivery of this Limited Guarantee and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited partnership action on the part of the Guarantor and no other proceedings on the part of the Guarantor are necessary therefor; (d) this Limited Guarantee has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against the undersigned in accordance with its terms (subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law)); (e) the execution, delivery and performance by the undersigned of this Limited Guarantee do not and will not violate the organizational documents of the undersigned, violate any applicable Law, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any contract to which the Guarantor is a party, except as would not prevent or materially delay the Guarantor’s ability to perform its obligations hereunder; (f) other than as expressly contemplated in the Merger Agreement, all approvals of, filings with and notifications to any Governmental Authority or other Person necessary for the due execution, delivery and performance of this Limited Guarantee by it have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice or filing with, any Governmental Authority or other Person is required in connection therewith, except as would not prevent or materially delay the Guarantor’s ability to perform its obligations hereunder; and (g) the Guarantor has sufficient cash on hand to pay the Guaranteed Obligations, or uncalled capital commitments in excess of, the Guaranteed Obligations.

16. No Assignment. Neither this Limited Guarantee nor any of the rights, interests or obligations hereunder shall be assignable without the prior written consent of the Guaranteed Party (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Guaranteed Party).

17. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH OF THE PARTIES HERETO MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 17.

18. Severability. Any term or provision of this Limited Guarantee which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Limited Guarantee in any jurisdiction and, if any provision of this Limited Guarantee is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable; provided, however, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Maximum Amount provided in Section 1 hereof and to the provisions of Sections 3 and 5 hereof. No party hereto shall assert, and each party shall cause its respective affiliates and subsidiaries not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable.

19. Headings. Headings of the Sections of this Limited Guarantee are for convenience only and shall be given no substantive or interpretive effect whatsoever.

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IN WITNESS WHEREOF, the undersigned have caused this Limited Guarantee to be executed and delivered as of the date first written above.

Insight Venture Partners (Cayman) IX, L.P.

By: Insight Venture Associates IX, L.P., its general partner

By: Insight Venture Associates IX, Ltd., its general partner

By:	/s/ Blair Flicker
Name: Blair Flicker
Title: Authorized Officer

E2OPEN, INC.

By:	/s/ Mark E. Woodward
Name: Mark E. Woodward
Title: President and Chief Executive Officer